Exhibit 5.1

Ref: KKZ/725866-000001/11019766v4

To the Company

17 May 2017

Dear Sirs

China Biologic Products Holdings, Inc.

We have acted as Cayman Islands legal advisers to China Biologic Products Holdings, Inc. (the "Company") in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date in connection with certain Agreement and Plan of Merger between the Company and China Biologic Products, Inc., a Delaware corporation (the “Merger Agreement”) and related issuance of the Company's ordinary shares of par value US$0.0001 each (the "Shares").

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1	The certificate of incorporation dated 24 April 2017 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 24 April 2017 (the "Pre-Merger M&A").

1.3	The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 28 April 2017 and effective conditional and immediately upon the completion of the Merger (as defined in the Merger Agreement) (the "Redomicile Merger M&A").

1.4	The written resolutions of the sole director of the Company dated 28 April 2017 (the "Director's Resolutions").

1.5	The written resolutions of the sole shareholder of the Company dated 28 April 2017 (the "Shareholder's Resolutions").

1.6	A certificate from a Director of the Company addressed to this firm dated 15 May 2017, a copy of which is attached hereto (the "Director's Certificate").

1.7	A certificate of good standing dated 27 April 2017, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect upon the completion of the Merger (as defined in the Merger Agreement), will be US$11,000 divided into 110,000,000 shares of a par value of US$0.0001 each, of which 100,000,000 shall be ordinary shares of US$0.0001 each and 10,000,000 shall be preference shares of US$0.0001 each of which 10,000,000 shall be series A participating shares.

3.3	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Taxation" in the consent solicitation statement/prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

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In this opinion the phrase "non-assessable" means, with respect to Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Adoption of the Merger Agreement and the Plan of Merger", "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the consent solicitation statement/prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Encl

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